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EXHIBIT 99.1

FRIDAY MAY 11, 9:01 AM EASTERN TIME

PRESS RELEASE

VICTOR EBNER ENTERPRISES, INC. SIGNS LETTER OF INTENT WITH COLLEGE SOFTWARE,
INC.

NEW YORK--(BUSINESS WIRE)--May 11, 2001--College Software, Inc., a Florida corporation, (OTCBB:CGSW - news) is pleased to announce that a letter of intent has been signed with Victor Ebner Enterprises, Inc. to acquire 100% of Victor Ebner Enterprises, Inc. in exchange for 12.8 million shares of common stock of College Software, Inc.

Victor Ebner Enterprises, Inc., a New York corporation, is affiliated with Victor Ebner Enterprises S.A. of Geneva Switzerland, a leading provider in the field of teaching foreign languages through audio-visual and information teaching technology applications. Its state-of-the-art products are in high demand and relatively free of competition.

Founded in Switzerland in 1980, and currently popular among viewers in Europe of its TV shows and products, Victor Ebner is poised to take the United States language teaching market by storm. With its educational TV shows available over a variety of satellite television channels broadcasting in Europe and Asia, the company's name is familiar to consumers overseas. Many of the company's products may be viewed and purchased from its web site at www.victor-ebner.com

"This merger is faithful to the original high-tech educational mission of College Software, Inc. and will launch the company into the 21st century with a complete set of modern educational products using the latest computer technology for animation and Internet applications and sales," said Thomas Braun, President of College Software, Inc.

As part of the merger agreement, the name of College Software, Inc. will be changed to Victor Ebner Enterprises, Inc. to take full advantage of the vast goodwill and brand recognition that the Victor Ebner name has in Switzerland and across Europe. The current executives and board of directors of College Software, Inc. will resign and Christian Ebner, the founder and CEO of Victor Ebner Enterprises, Inc. will become the new President of the combined public company.

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CONTACT:

Thomas Braun Law Corporation
Thomas Braun, 604/605-0507

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